UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2011

Atlas Energy, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-32953	43-2094238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, PA		15108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 22, 2011, Atlas Energy, L.P. (“AHD”), a Delaware limited partnership, entered into a Credit Agreement among AHD, the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Credit Agreement”). Concurrently with the effectiveness of the Credit Agreement, AHD terminated its Credit Agreement dated February 17, 2011, among AHD, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent for such lenders.

The maximum Lender commitments under the Credit Agreement are $300 million, with an initial borrowing base of $125 million and a maturity of March 2016. The credit facility also provides for the issuance of letters of credit, which would reduce AHD’s borrowing capacity. The borrowing base under the Credit Agreement will be redetermined semi-annually, with the first such redetermination to occur on May 1, 2011. AHD and the administrative agent, at the direction of the Super Majority Lenders (as defined in the Credit Agreement), each also have the right to initiate one interim redetermination during each six month period, and AHD may further initiate an interim redetermination in connection with specified transactions including the acquisition of oil and gas properties with values above a threshold specified in the Credit Agreement. In connection with each redetermination of the borrowing base, the administrative agent will propose a new borrowing base based upon, among other things, reserve reports and such other information as the administrative agent deems appropriate in its reasonable discretion and consistent with its normal oil and gas lending criteria as they exist at the particular time. Any proposed borrowing base that would increase the borrowing base then in effect must be approved by all Lenders, and any other proposed borrowing base must be approved by the Super Majority Lenders. If at any time the amount of loans and other extensions of credit outstanding under the Credit Agreement exceeds the borrowing base, AHD may be required, among other things, to prepay loans under the Credit Agreement and/or mortgage additional oil and gas properties. The borrowing base will be automatically reduced upon the occurrence of certain events, including the issuance of senior notes by AHD and certain sales of oil and gas properties.

AHD’s obligations under the Credit Agreement are secured by mortgages on its oil and gas properties and first priority security interests in substantially all of its assets, including all of AHD’s ownership interests in a majority of its material operating subsidiaries. Additionally, AHD’s obligations under the Credit Agreement are guaranteed by certain of AHD’s material subsidiaries and may be guaranteed by future material subsidiaries of AHD.

At AHD’s election, interest on borrowings under the Credit Agreement is determined by reference to either LIBOR plus an applicable margin between 2.00% and 3.25% per annum or the alternate base rate (“ABR”) plus an applicable margin between 1.00% and 2.25% per annum. These margins will fluctuate based on the utilization of the facility. Interest is generally payable quarterly for ABR loans and at the applicable maturity date for LIBOR loans. AHD is required to pay a fee of 0.5% per annum on the unused portion of the borrowing base under the Credit Agreement. Borrowings under the Credit Agreement are available for, among other things, working capital and general corporate purposes of AHD and its subsidiaries.

The Credit Agreement contains customary covenants that limit AHD’s ability to incur additional indebtedness, grant liens, make loans or investments, make distributions if a borrowing base deficiency exists or a default under the Credit Agreement exists or would result from the distribution, merge into or consolidate with other persons, enter into commodity or interest rate swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions including a sale of all or substantially all of AHD’s assets.

The Credit Agreement also contains covenants that require AHD to maintain the following financial ratios:

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A ratio of Total Funded Debt (as defined in the Credit Agreement) to four quarters (actual or annualized, as applicable) of EBITDA (as defined in the Credit Agreement) not greater than 3.75 to 1.0 as of the last day of any fiscal quarter ending on or after June 30, 2011;

•	A ratio of current assets to current liabilities not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and

•

A ratio of four quarters (actual or annualized, as applicable) of EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) not less than 2.5 to 1.0 as of the last day of any fiscal quarter ending on or after June 30, 2011.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the document filed as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement dated as of March 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 25, 2011	ATLAS ENERGY, L.P.

	By:	Atlas Pipeline Holdings GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

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